Exhibit 10.2

Performance Criteria for Awards Under the Company’s Long-Term Incentive Plan

SUPERVALU INC. (the “Company”) maintains a Long-Term Incentive Plan (the “Plan”) that was approved by the shareholders of the Company at the 2002 Annual Meeting thereof. A copy of the Plan has been filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 15, 2002. The Company’s executive officers receive grants of performance shares under one of two programs under the Plan, the Long-Term Incentive Program or the ROIC Stock Incentive Program. The Executive Personnel and Compensation Committee of the Board of Directors (the “Committee”) selects program participants, approves awards, establishes performance objectives and interprets and administers the programs.

Long-Term Incentive Program. The Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents and certain corporate officers participate in the Long-Term Incentive Program. The performance measures under this program are the Company’s overall Return On Invested Capital (“ROIC”) during a two fiscal year performance period relative to objectives established by the Committee, as well as cumulative revenue growth in excess of inflation for such period. If the designated ROIC objective for the performance period is attained, a payout will be made in the form of restricted stock that will vest one year after the close of such period. Grants of performance shares are made to eligible participants at the beginning of the performance period in amounts that range from 25% to 35% (for the Chief Executive Officer) of the participant’s two year projected base salary plus annual bonus norm. The maximum payout is 150% of norm, further adjusted by revenue growth in excess of inflation. The minimum payout is 50% of norm, with no adjustment for revenue growth.

ROIC Stock Incentive Program. Executive officers below the level of Senior Vice President participate in an annual incentive program known as the Return On Invested Capital (ROIC) Stock Incentive Program. The performance measures under this program are the Company’s overall ROIC during a one fiscal year performance period relative to objectives established by the Committee, as well as revenue growth in excess of inflation for such fiscal year. If the designated ROIC objective during the fiscal is attained, a payout will be made in the form of restricted stock that will vest two years after the close of such fiscal year. Incentive potential for eligible participants is equivalent to the program’s bonus norm which is equal to 25% of the participant’s annual base salary plus annual bonus norm. The maximum payout is 150% of norm, further adjusted by revenue growth in excess of inflation. The minimum payout is 50% of norm, with no adjustment for revenue growth.